SECOND AMENDMENT
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
REGENCY GP LLC
     This Second Amendment (“Amendment”) to the Amended and Restated Limited Liability Company Agreement dated February 3, 2006, as amended by Amendment No. 1 thereto dated February 25, 2010 (as amended, the “Original LLC Agreement”) of Regency GP LLC, a Delaware limited liability company (the “Company”) is dated August 10, 2010. Defined terms used in this Amendment shall have the meanings ascribed thereto in the Original LLC Agreement.
RECITALS
     WHEREAS, this Amendment has been approved by Special Approval of the Conflicts Committee pursuant to the requirements of Section 7.9(d) of the Original LLC Agreement and by the Board and the Members in accordance with the requirements of Section 13.5 of the Original LLC Agreement.
     NOW, THEREFORE, ETE GP Acquirer LLC, a Delaware limited liability company (the “Member”), in its capacity as the sole member of the Company, amends the Original LLC Agreement as follows:
(i) Section 1. Amendments.
     (a) Section 1.1 is hereby amended to add or amend and restate the following definitions:
     “Majority Approval” means approval by a majority of the Directors.
     “Member Approval” means the approval of the Member.
     “Partnership Interests” means the limited partner interests of the Partnership, regardless of class or category of limited partner interests.
     “Special Approval” means, with respect to any matter, Majority Approval, provided that at least one Independent Director has voted in favor of, or consented to, such matter.
     “Unanimous Approval” means the approval of all of the Directors.
     (b) Section 7.1(c) of the Original LLC Agreement is hereby amended and restated to read in its entirety:
     “(c) Subject to Sections 7.1(d) and (e), the Members have heretofore delegated, and hereby expressly continue to delegate to the Board of Directors of the Company (the “Board”), to the fullest extent permitted under this

Agreement and Delaware law, all of the Company’s power and authority to manage and control the business and affairs of the Partnership. The Board shall consist of a number of Directors, not less than three nor more than twelve. The number of Directors as of the date hereof is six (6), but such number may hereafter be changed from time to time by resolution of the Board or the Members. The Board may designate one or more other persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its role as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Board. Any officer may be removed as such, either with or without cause, by the Board and any vacancy occurring in any office of the Company may be filled by the Board. Designation of an officer shall not of itself create contract rights.”
     (c) Section 7.9(d) of the Original LLC Agreement is hereby amended and restated to read in its entirety:
     “(d) Special Approval shall be required for any amendment to Section 2.8, to Section 7.5(b), to the definition of “Independent Director” in Section 7.9(b) or to this Section 7.9(d).
     (d) Section 7.1 of the Original LLC Agreement is hereby amended to add new Sections 7.1(d) and (e) as follows:
     “(d) Notwithstanding anything herein to the contrary, without Member Approval and, to the extent required by Section 7.9(c), Special Approval, the Company shall not, and shall not take any action to cause either the General Partner or the Partnership to, (1) make or consent to a general assignment for the benefit of its respective creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company, the General Partner or the Partnership, as applicable, or otherwise seek, with respect to the Company, the General Partner or the Partnership, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company, General Partner or the Partnership, as applicable, a liquidation, dissolution, arrangement, or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company, the General Partner or the Partnership, as applicable, in a proceeding of the type described in any of clauses (1) – (3) of this Section 7.1(d); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company, the General Partner or the Partnership, as applicable, or for all or any substantial portion of any such entity’s properties; (6) sell all or substantially all of the assets of the Company, the General Partner or the Partnership; (7) dissolve or liquidate, except in the case of the

Partnership, in accordance with Article XII of the Partnership Agreement; (8) merge or consolidate; (9) amend the Partnership Agreement; or (10) make a material change in the amount of the quarterly distributions made on the Partnership Interests or the payment of any material extraordinary distribution on the Partnership Interests.
     (e) Notwithstanding anything herein to the contrary, the Members shall have exclusive authority over the business and affairs of the Company that do not relate to management and control of the Partnership. The type of matter referred to in the prior sentence where the Members shall have exclusive authority shall include, but not be limited to, (i) the amount and timing of distributions paid by the Company or the General Partner, (ii) the issuance or repurchase of any equity interests in the Company or the General Partner, (iii) the prosecution, settlement or management of any claim made directly against the Company or the General Partner, (iv) whether to sell, convey, transfer or pledge any asset of the Company or the General Partner, (v) whether to amend, modify or waive any rights relating to the assets of the Company or the General Partner (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights), and (vi) whether to enter into any agreement to incur an obligation of the Company or the General Partner other than an agreement entered into for and on behalf of the Partnership for which the Company or the General Partner are liable exclusively by virtue of the General Partner’s capacity as general partner of the Partnership or of any of its affiliates. Further, the Members shall have exclusive authority to cause the Company to exercise the rights of the Company and those of the General Partner, as general partner of the Partnership (or those exercisable after the General Partner ceases to be the general partner of the Partnership), pursuant to the following provisions of the Partnership Agreement:
     (i) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the Partnership of any business.
     (ii) Sections 4.6(a) and (b) (“Transfer of the General Partner’s General Partner Interest”) and Section 4.7 (“Transfer of Incentive Distribution Rights”), solely with respect to the decision by the General Partner to transfer its general partner interest in the Partnership or its Incentive Distribution Rights;
     (iii) Section 5.2 (“Contributions by the General Partner and its Affiliates”), solely with respect to the decision to make additional capital contributions to the Partnership;
     (iv) Section 5.8 (“Limited Preemptive Right”);

     (v) Section 7.5(e) (relating to the right of the General Partner and its Affiliates to purchase Units or other Partnership Securities, as such terms are defined in the Partnership Agreement, and exercise rights related thereto) and Section 7.11 (“Purchase and Sale of Partnership Securities”), solely with respect to decisions by the Company or the General Partner to purchase or otherwise acquire and sell Partnership Securities (as such term is defined in the Partnership Agreement) for their own account;
     (vi) Section 7.6(a) (“Loans from the General Partner; Loans or Contributions from the Partnership or Group Members”), solely with respect to the decision by the Company or the General Partner to lend funds to a Group Member, subject to the provisions of Section 7.9 of the Partnership Agreement;
     (vii) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company or the General Partner to exercise its rights as an “Indemnitee”;
     (viii) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights and to take actions in connection therewith;
     (ix) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the General Partner to withdraw as general partner of the Partnership and to giving notices required thereunder;
     (x) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”); and
     (xi) Section 15.1 (“Right to Acquire Limited Partner Interests”).
     (e) Section 7.5 of the Original LLC Agreement is hereby amended and restated in its entirety as follows:
“Section 7.5 Action by Board:
     (a) The following action by the Company, or by the Company in its capacity as general partner of the Partnership, shall require Unanimous Approval, except as otherwise provided in this Agreement:
     (i) Any action or election that would cause the Company to be taxable as a corporation for federal tax purposes; and

     (b) The following actions by the Company, or by the Company in its capacity as general partner of the Partnership, shall require Special Approval:
(i)	Any action to make, or consent to a general assignment for the benefit of creditors of the MLP;

(ii)	Any action to file, or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the MLP or otherwise seek relief for the MLP from its debts or protection generally from its creditors;

(iii)	Any action to file, or consent to the filing of, a petition or answer seeking for the MLP a liquidation, dissolution, arrangement or similar relief under any law; and

(iv)	Any action to file an answer or other pleading admitting, or failing to contest, the material allegations of a petition filed against the MLP in a proceeding of the type described in any of the clauses (i) through (iii) of this Section 7.5 (b).
     (c) Except for matters that require a Member Approval, a Special Approval or a Unanimous Approval, actions by the Company, or by the Company in its capacity as general partner of the Partnership, shall require Majority Approval.
(f) Section 7.9(c) is hereby amended and restated in its entirety as follows:
     “(c) The Board shall have a conflicts committee comprised of three or more Directors, all of whom shall be Independent Directors (the “Conflicts Committee”). Any matter approved by the Conflicts Committee in the manner provided for in the Partnership Agreement shall be conclusively deemed to be fair and reasonable to the Partnership, and not a breach by the Company of any fiduciary or other duty owed to the Partnership by the Company.”
(g) Section 13.5 of the Original LLC Agreement is hereby amended and restated in its entirety as follows:
“Section 13.5. Amendment or Restatement. Except as otherwise provided herein, this Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or in the case of the

Delaware Certificate, approved) by the Members owning a majority of Sharing Ratios of the Company.”
     Section 2. Ratification of Original LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Original LLC Agreement shall remain in full force and effect.
     Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
     Section 4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MEMBER: ETE GP ACQUIRER LLC BY: Energy Transfer Equity, L.P. its sole member BY: LE GP, LLC, its general partner
By:	/s/ John McReynolds
John McReynolds, President

Signature Page to Amendment No. 2 to LLC Agreement of
Regency GP LLC